Exhibit 99.1
Merck KGaA: Merck KGaA Will Not Increase Its Offer for Schering AG
24.03.2006, 14:18
Ad hoc announcement transmitted by DGAP — a company of EquityStory AG. The issuer is solely responsible for the content of this announcement.

Darmstadt, March 24, 2006 — Merck KGaA has announced today that it will not increase its offer of EUR 77 per Schering share or ADS (American Depositary Receipt) announced on March 13, 2006.
The Executive Board of Merck KGaA has reached the conclusion that a higher price per Schering share is not justified in the view of Merck and has therefore decided not to pursue the planned takeover of Schering.
This is neither an offer to purchase nor a solicitation of an offer to sell shares or american depositary shares of Schering Aktiengesellschaft.
Important Information
The terms and conditions of the offer will be published in the offer document only after the permission of the German Federal Financial Supervisory Authority (Bundesanstalt für Finanzdienstleistungsaufsicht, BaFin) has been obtained. At the time of publication of the offer document and commencement of the tender offer, Merck Vierte Allgemeine Beteiligungsgesellschaft mbH will file a tender offer statement with the SEC with respect to the takeover offer. Investors and holders of shares or american depositary shares of Schering Aktiengesellschaft are strongly advised to read the tender offer statement and other relevant documents regarding the takeover offer filed by Merck Vierte Allgemeine Beteiligungsgesellschaft mbH with the SEC when they become available because they will contain important information. Investors and holders of shares or american depositary shares of Schering Aktiengesellschaft will be able to receive these documents, when they become available, free of charge at the SEC’s web site (http://www.sec.gov), or at the web site http://www.merck.de.
This is not an offer of Merck KGaA’s securities for sale in the United States. No such securities have been registered under the U.S. Securities Act of 1933, as amended, and no such securities may be offered or sold in the United States absent registration or an exemption from registration. Any public offering of securities to be made in the United States must be made by means of a prospectus that contains detailed information about the issuer and management as well as financial statements.
Possible purchases outside of the tender offer
Merck KGaA has obtained exemptive relief from the provisions of Rule 14e-5 under the U.S. Securities Exchange Act of 1934, as amended, permitting it (or certain of its affiliates or financial institutions on its behalf) to make purchases of shares of Schering Aktiengesellschaft outside of the offer from and after the first public announcement of the offer until the end of the offer period, subject to certain conditions. Accordingly, to the extent permissible under applicable securities laws and in accordance with normal German market practice, Merck KGaA, or its nominees, or its brokers (acting as agents) may from time to time make certain purchases of, or arrangements to purchase, shares of

Schering Aktiengesellschaft outside the United States, other than pursuant to the offer, before or during the period in which the offer is open for acceptance. These purchases may occur either in the open market at prevailing prices or in private transactions at negotiated prices. Any information about such purchases will be disclosed as required by applicable securities laws.
Note regarding forward-looking statements
The information in this document may contain “forward-looking statements.” Forward-looking statements may be identified by words such as “expects”, “anticipates”, “intends”, “plans”, “believes”, “seeks”, “estimates”, “will” or words of similar meaning and include, but are not limited to, statements about the expected future business of Schering Aktiengesellschaft and of Merck KGaA resulting from and following the proposed transaction. These statements are based on the current expectations of management of Merck KGaA, Merck Vierte Allgemeine Beteiligungsgesellschaft mbH and E. Merck OHG, and are inherently subject to uncertainties and changes in circumstances. Among the factors that could cause actual results to differ materially from those described in the forward-looking statements are factors relating to satisfaction of the conditions to the proposed transaction, and changes in global, political, economic, business, competitive, market and regulatory forces. Merck KGaA, Merck Vierte Allgemeine Beteiligungsgesellschaft mbH and E. Merck OHG do not undertake any obligation to update the forward-looking statements to reflect actual results, or any change in events, conditions, assumptions or other factors.
Steffen Müller, Tel: 0049 6151 722386
(c)DGAP 24.03.2006

language:	English
emitter:	Merck KGaA
Frankfurter Str. 250
64293 Darmstadt Deutschland
phone:	+49 (0)6151 720
fax:	+49 (0)6151 722 000
email:	investor.relations@merck.de
WWW:	www.merck.de
ISIN:	DE0006599905
WKN:	659990
indexes:	MDAX
stockmarkets: Amtlicher Markt in Frankfurt (Prime Standard), SWX; Freiverkehr in Berlin-Bremen, Hannover, München, Hamburg, Düsseldorf, Stuttgart; Foreign Exchange(s) London

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